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                                                                   EXHIBIT 12.1



          SCHEDULE RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN THOUSANDS)
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                                                           THREE MONTHS ENDED
                                                              DECEMBER 31,
                                                            1997        1996
                                                          --------    --------
Income before provision for income taxes...............   $  964      $5,551
Interest expense, including amortization of
  debt issuance costs..................................    2,971         113
Interest portion of rental expense.....................      194         203
                                                          --------    --------
Earnings...............................................   $4,129      $5,867
                                                          --------    --------
                                                          --------    --------
Interest expense, including amortization of debt
  issuance costs.......................................   $2,971      $  113
Interest portion of rental expense.....................      194         203
                                                          --------    --------
Fixed Charges..........................................   $3,165      $  316
                                                          --------    --------
                                                          --------    --------
Ratio of Earnings to Fixed Charges.....................      1.3        18.6

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